Exhibit 10.93
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (the “Amendment”) is entered into as of October ___, 2008 (the “Effective Date”), between                      (the “Executive”) and Gen-Probe Incorporated, a Delaware corporation (“Gen-Probe”).
RECITALS
     WHEREAS, on                     , 200___, the Executive and Gen-Probe entered into an Employment Agreement (the “Agreement”) which sets forth the terms of the Executive’s employment with Gen-Probe and provides for benefits upon the occurrence of certain terminations of Executive’s employment; and
     WHEREAS, the parties wish to amend certain provisions of the Agreement to reflect recent changes affecting the taxation of deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the terms and conditions set forth below.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.
     1. The following shall be added at the end of Section 4:
     “To the extent that reimbursements made pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (a) the reimbursement shall be made no later than December 31 of the calendar year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (c) the Executive’s right to reimbursement under this Section 4 will not be subject to liquidation or exchange for another benefit.”
     2. The initial text of Section 7 preceding Section 7(a) shall be amended in its entirety to read as follows:
     “If Gen-Probe terminates the Executive’s employment for reasons other than for Cause, or if the Executive terminates his employment for Good Reason (provided that (i) Executive notified Gen-Probe of his or her intent to resign for Good Reason within 90 days of the initial existence of the condition giving rise to Good Reason (a “Good Reason Condition”) and provides Gen-Probe with a period of 30 days during which it may remedy the Good Reason Condition, (ii) Gen-Probe did not remedy the Good Reason Condition during such period, and (iii) Executive terminated for Good Reason based on the condition specified in the notice, and such resignation occurs within one year after the initial existence of such Good Reason

Condition), and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Executive shall be entitled to receive as liquidated damages, the following severance benefits:”
     3. Section 7(a) of the Agreement shall be amended in its entirety to read as follows:
     “(a) Salary.
          (i) Unless the Executive’s termination under this Section 7 occurs within eighteen (18) months after a Change in Control, the Executive shall continue to receive his base salary, at the rate in effect at the time of his termination of employment, in monthly installments following termination and continuing for an aggregate period of [Vice Presidents: six (6)][Executive Team: twelve (12)] months (the “Salary Continuation Period”), except that any payments that would otherwise have been made before the sixtieth (60th) day after the date of termination of the Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date.
          (ii) If the termination under this Section 7 occurs in connection with a Change in Control, then the Executive shall receive a lump sum payment as described in this Section 7(a)(ii). For purposes of this Agreement, “Change in Control” shall have the meaning set forth on Attachment “1” to this Agreement (hereby incorporated by reference). A termination shall be “in connection with” a Change in Control if the termination occurs within the period six (6) months prior to or eighteen (18) months after a Change in Control (and in the event that the termination occurs during the six (6) months prior to a Change in Control, subject to the consummation of the Change in Control and the transaction constituting a change in the ownership or effective control of Gen-Probe or a change in the ownership of a substantial portion of the assets of Gen-Probe, as described in Treasury Regulation Section 1.409A-3(i)(5)). The lump sum payment will be payable on the later of (A) five (5) days after the Change in Control, or (B) sixty (60) days after the date of the termination of employment. If the termination occurred within the six (6) months prior to a Change in Control, the amount of the lump sum payment pursuant to this Section 7(a)(ii) shall be equal to six (6) months’ base salary (and shall be in addition to the installment payments described in Section 7(a)(i)); if the termination occurs within eighteen (18) months after a Change in Control, the amount of the lump sum payment pursuant to this Section 7(a)(ii) shall be equal to [Vice Presidents: twelve (12)] [Executive Team: eighteen (18)] months’ base salary.”
     4. Section 7(b) of the Agreement shall be amended in its entirety to read as follows:
     “(b) Bonus. If the termination under this Section 7 occurs in connection with a Change in Control, then the Executive shall be entitled to receive, in lieu of the bonus provided in Section 3(b) and in addition to the salary payment described in Section 7(a) above, an amount [Vice Presidents: equal to] [Executive Team: equal to 1.5 times] the greater of (i) the Executive’s targeted level bonus in the year of the termination, or (ii) the Executive’s highest discretionary bonus in the preceding three years. The amount payable shall be paid in a lump sum at the same time as the salary compensation paid under subsection (a)(ii) above. No bonus compensation shall be payable under this Section 7 unless the termination occurs in connection with a Change in Control.”

     5. Section 7(f) of the Agreement shall be amended in its entirety to read as follows:
     “(f) Release of Claims. Gen-Probe’s obligation to make the payments and provide the benefits under this Section 7 shall be conditioned upon (i) Executive’s execution of a release of all claims, in standard form and content, within fifty (50) days following the Executive’s termination of employment and (ii) such release shall not have been revoked by the Executive within any period permitted under applicable law. The release shall be mutual and shall also be signed on behalf of Gen-Probe.”
     6. Section 7(g) of the Agreement shall be amended in its entirety to read as follows:
     “Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by Gen-Probe at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 7(g) shall be paid in a lump sum to Executive (or the Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.”
     7. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.
     8. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

[Name]

GEN-PROBE INCORPORATED

By:

Diana De Walt

Its: Senior Vice President — Human Resources
The following Vice Presidents have executed this agreement:
Robert Blake
Tammy Brach
Frederick Eibel
Brian Hansen
The following members of the Executive Team have executed this agreement:
Jorgine Ellerbrock
Christina Yang

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